                                                                     Exhibit 2.2

Aug 3, 2000


Andrex Industries Corp.
462 Seventh Avenue
New York, New York 10018


Gentlemen:

Reference is made to the Asset Purchase Agreement (the "Asset Purchase Agreement"), dated September 2, 1999, between Levcor International, Inc. ("Levcor") and Andrex Industries Corp. ("Andrex"). Other terms used in this letter and defined in the Asset Purchase Agreement are so used as so defined. Promissory Note 1 in the original principal amount of $282,450 was issued by Levcor and delivered to Andrex at the Closing. Promissory Note 2 was never issued by Levcor and the original and adjusted principal amounts thereof, and the amount which remains due and owing thereunder, are subjects of dispute between Levcor and Andrex.

This letter will confirm the understanding of the parties hereto as follow:

1. In consideration of the cancellation of Promissory Note 1 and the discharge and satisfaction of any and all obligations under Promissory Note 1 and Promissory Note 2 and any and all other amounts, if any, owed by Levcor to Andrex pursuant to the Asset Purchase Agreement, Levcor hereby agrees to pay Andrex an amount equal to $900,000, payable in 18 equal monthly installments commencing August 1, 2000, together with accrued interest at the rate of 6 1/2% per annum from April 1, 2000 payable on each principal payment date.

2.   Andrex delivers Promissory Note 1 to Levcor, marked "Satisfied in Full."

3. Levcor, on behalf of itself and its successors and assigns, hereby releases and discharges Andrex, and its successors and assigns, and its directors, officers, shareholders and employees (collectively, the "Andrex Parties"), from all actions, causes of actions, suits, debts, dues, sums of money, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, or equity (collectively, "Claims"), which Levcor ever had, now has or hereafter can, shall or may

Andrex Industries Corp.
Aug 3, 2000
Page 2


     have against the Andrex Parties (or any of them) for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this letter arising out of the Asset Purchase Agreement or Promissory Note 1 or Promissory Note 1 or Promissory Note 2.

4. Andrex, on behalf of itself and its successors and assigns, hereby releases and discharges Levcor, and its successors and assigns, and its directors, officers, shareholders and employees (collectively, the "Levcor Parties"), from all Claims which Andrex ever had now has or hereafter can, shall or may have against the Levcor Parties (or any of them) for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this letter arising out of the Asset Purchase Agreement or Promissory Note 1 or Promissory Note 2.

5. Andrex, on behalf of itself and its successors and assigns, hereby releases and discharges Robert A. Levinson, and his heirs, distributees, executors, administrators, successors and assigns, from all Claims which Andrex ever had, now has of hereafter can shall or may have against Robert A. Levinson for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this letter arising out of the Asset Purchase Agreement of Promissory Note 1 or Promissory Note 2.



                                            LEVCOR INTERNATIONAL, INC.


                                            By /s/ Robert A. Levinson
                                               --------------------------------
                                               Name: Robert A Levinson
                                               Title: Chairman and President


AGREED TO:

ANDREX INDUSTRIES CORP.


By: /s/ Stephen Gottdiener
    --------------------------------
    Name: Stephen Gottdiener
    Title: President

Andrex Industries Corp.
Aug 3, 2000
Page 3

                                   GUARANTEE


In order to induce Andrex to agree to the foregoing letter, Robert A. Levinson, hereby irrevocably and unconditionally guarantees the due and punctual payment by Levcor of all its obligations under paragraph 1 of the foregoing letter.



/s/ Robert A. Levinson
--------------------------
Robert A. Levinson

Levcor International, Inc.
Amortization - Andrex Final Note @ 6.5%
Interest - Accrual 220-107, Expense 800-109
Principal - Account 250-007 and 260-007

------------------------------------------------------------------------------------------------------------------------
                    Principal      Principal      Interest        Total            Annual       Daily         Interest
Date of Advance      Balance       Payments        Charge        Payment            Rate         Rate           Days
------------------------------------------------------------------------------------------------------------------------
  April-00          900,000.00                    4,875.00                         6.50%       0.01806%           30
   May-00           900,000.00                    5,037.50                         6.50%       0.01806%           31
   June-00          900,000.00                    4,875.00                         6.50%       0.01806%           30
   July-00          900,000.00                    5,037.50                         6.50%       0.01806%           31
  August-00         850,000.00     50,000.00      4,757.64       69,825.00         6.50%       0.01806%           31
 September-00       800,000.00     50,000.00      4,333.33       54,757.64         6.50%       0.01806%           30
 October-00         750,000.00     50,000.00      4,197.92       54,333.33         6.50%       0.01806%           31
 November-00        700,000.00     50,000.00      3,791.67       54,197.92         6.50%       0.01806%           30
 December-00        650,000.00     50,000.00      3,638.19       53,791.67         6.50%       0.01806%           31
 January-01         600,000.00     50,000.00      3,358.33       53,638.19         6.50%       0.01806%           31
 February-01        550,000.00     50,000.00      2,780.56       53,358.33         6.50%       0.01806%           28
  March-01          500,000.00     50,000.00      2,798.61       52,780.56         6.50%       0.01806%           31
  April-01          450,000.00     50,000.00      2,437.50       52,798.61         6.50%       0.01806%           30
   May-01           400,000.00     50,000.00      2,238.89       52,437.50         6.50%       0.01806%           31
   June-01          350,000.00     50,000.00      1,895.83       52,238.89         6.50%       0.01806%           30
   July-01          300,000.00     50,000.00      1,679.17       51,895.83         6.50%       0.01806%           31
  August-01         250,000.00     50,000.00      1,399.31       51,679.17         6.50%       0.01806%           31
September-01        200,000.00     50,000.00      1,083.33       51,399.31         6.50%       0.01806%           30
 October-01         150,000.00     50,000.00        839.58       51,083.33         6.50%       0.01806%           31
 November-01        100,000.00     50,000.00        541.67       50,839.58         6.50%       0.01806%           30
 December-01         50,000.00     50,000.00        279.86       50,541.67         6.50%       0.01806%           31
 January-02               0.00     50,000.00          0.00       50,279.86         6.50%       0.01806%           31
------------------------------------------------------------------------------------------------------------------------
                                  900,000.00     61,876.39      961,876.39
------------------------------------------------------------------------------------------------------------------------